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Exhibit 99.1

[Evans & Sutherland Logo]

600 KOMAS DRIVE Salt Lake City, UT 84108 USA	NEWS RELEASE For Immediate Release

Evans & Sutherland Reports Third Quarter Results

        Salt Lake City, Utah, October 16, 2003—Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results for the three months ended September 26, 2003. All results are unaudited.

        For the three months ended September 26, 2003, E&S reported total sales of $23.4 million, compared to $26.6 million in the same period of 2002. The company reported an operating loss of $2.9 million prior to restructuring charges of $2.6 million, compared to a loss of $1.2 million prior to a gain of $0.2 million from the sale of a business unit in the same period of the previous year. Including the restructuring and gain items, operating loss was $5.5 million for the three months ended September 26, 2003, compared to a loss of $1.0 million in the same period of the previous year. The net loss was $6.2 million, or $.59 per share, compared to a net loss of $1.8 million, or $0.17 per share in 2002.

Comments from James R. Oyler, President and Chief Executive Officer

        "Third quarter revenue increased from the second quarter, though it was lower than a year earlier. Net of the effects of restructuring and asset sales, this quarter's operating loss was less than in the prior quarter, continuing a pattern of reduced losses each quarter of this year.

        "The gross margin increased from the second quarter, though not as much as expected because of continuing pressure on prices. As a result, we took actions to further reduce expenses to allow us to operate profitably going forward. The restructuring charge for these actions was taken in this quarter.

        "Expenses net of the restructuring charge were slightly higher than the prior quarter despite previous expense reductions because we are ahead of schedule on a key product development and therefore incurred expenditures in the third quarter which were originally planned for next year. Excluding this event, expenses continue to decline.

        "Based on the restructuring actions taken, we continue to project a profit from operations in the fourth quarter."

        Evans & Sutherland produces high-quality visual systems for simulation, training, and visualization in defense and commercial applications; digital theaters; and related applications throughout the world. Visit the E&S Web site at http://www.es.com.

        The company will host a conference call beginning at 12:00 p.m. EDT today, October 16, 2003, to discuss its financial results for the three-month period ended September 26, 2003. To hear a broadcast of the conference call, visit the Investor Broadcast Network Web site at www.vcall.com or the company's Web site at www.es.com. (If you are unable to listen to the conference call at 12:00 p.m. EDT today, a replay will be archived on the company's Web site starting at 3:30 p.m. EDT and can be accessed in the About E&S/Investor Relations section.)

        Statements in this press release which are not historical, including statements regarding E&S or management intentions, beliefs, expectations, representations, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that the company is ahead of schedule on a key product development, that actions taken in the third quarter will allow the company to operate profitably going forward, and that based on restructuring actions taken in the third quarter, the company projects a profit from operations in the fourth quarter. It is important to note that E&S's actual results could differ materially from such forward-looking statements. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S's SEC reports, including but not limited to the annual report on Form 10-K for the year ended December 31, 2002.

        E&S is a registered trademark of Evans & Sutherland Computer Corporation.

###

Contacts
Investors Thomas Atchison Chief Financial Officer Evans & Sutherland 600 Komas Drive, Salt Lake City, UT 84108 801-588-1125 tatchiso@es.com	Media Joan Mitchell Public Relations Evans & Sutherland 801-588-1453 jmitchel@es.com

SUMMARY STATEMENTS OF CONSOLIDATED OPERATIONS
(In thousands, except per share data)
Unaudited

	Three Months Ended		Nine Months Ended
	Septmeber 26, 2003	September 27, 2002	Septmeber 26, 2003	September 27, 2002
Sales	$23,410	$26,592	$68,299	$93,376
Cost of sales	14,134	15,324	41,562	60,331
Inventory impairment	—	—	14,566	—

Gross profit	9,276	11,268	12,171	33,045

Expenses:
Selling, general and administrative	6,507	5,868	20,670	19,919
Research and development	5,677	6,552	17,800	19,579
Restructuring charge	2,635	—	3,914	1,921
Impairment loss	—	—	1,151	—

Operating expenses before other operating items	14,819	12,420	43,535	41,419

Operating loss before other operating items	(5,543)	(1,152)	(31,364)	(8,374)
Other Operating Items:
Gain on sale of assets held for sale	—	—	1,406
Gain on curtailment of pension plan	—	—	—	3,575
Gain on sale of business unit	—	157	—	253

Operating loss	(5,543)	(995)	(29,958)	(4,546)
Other expense, net	(802)	(689)	(2,140)	(1,659)

Loss before income taxes	(6,345)	(1,684)	(32,098)	(6,205)
Income tax expense (benefit)	(188)	75	(337)	(533)

Net loss	$(6,157)	$(1,759)	$(31,761)	$(5,672)

Basic and diluted net loss per share	$(0.59)	$(0.17)	$(3.03)	$(0.54)

Number of shares used in net loss per share calculation	10,476	10,431	10,468	10,414

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	September 26, 2003	Dec. 31, 2002
Assets
Cash and cash equivalents	$10,933	$10,335
Receivables, billed and unbilled	33,836	44,564
Inventories	17,825	31,373
Other assets	8,986	13,017
Net property, plant and equipment	24,242	28,287

Total assets	$95,822	$127,576

Liabilities and Stockholders' Equity
Accounts payable and accruals	$23,498	$22,764
Other liabilities	50,262	51,449
Stockholders' equity	22,062	53,363

Total liabilities and stockholders' equity	$95,822	$127,576

BACKLOG
(In thousands)
Unaudited

September 26, 2003	Dec. 31, 2002
$64,521	$59,672

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Evans & Sutherland Reports Third Quarter Results